Exhibit 99.1

CONTACT:

Steve Handy, Senior Vice President and Chief Financial Officer
(949) 975-1550
steve.handy@smawins.com

Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Douglas Sherk/Jenifer Kirtland	Steve DiMattia
(415) 896-6820	(646) 201-5445
dsherk@evcgroup.com	sdimattia@evcgroup.com

SM&A ANNOUNCES LEADERSHIP TRANSITION PLAN

Founder, Chairman and CEO Steve Myers to Retire

Cynthia Davis-Sailar to Replace Mr. Myers as CEO

Dwight Hanger Appointed Chairman of the Board

NEWPORT BEACH, Calif., March 12, 2007 — SM&A (Nasdaq: WINS) the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today announced a leadership transition plan.  Under the plan, Cynthia A. Davis-Sailar, 50, has been named Chief Executive Officer effective April 1, 2007.  Ms. Davis-Sailar will also join the SM&A Board of Directors.

Ms. Davis-Sailar replaces Steve Myers, 60, who is currently Chairman of the Board of Directors and CEO.  After 25 years of leading SM&A, Mr. Myers will retire from the Company at the conclusion of his current contract on March 31, 2007, and he will also retire from the Company’s Board of Directors.  Dwight Hanger, 64, a member of the SM&A Board of Directors since 2005, was elected to become Chairman of the Board, effective April 1, 2007.  In addition, Cathy McCarthy, 59, current President and Chief Operating Officer, will be leaving SM&A to pursue a new business venture after a transition period that will be completed by year end.

“The Board and Cathy McCarthy have devoted a great deal of time helping me develop a leadership transition plan for our company, and today we are delighted to announce the results of our efforts,” said Mr. Myers.  “We are all very confident that in Cynthia Davis-Sailar we have found a leader who has the vision, experience and skills to take SM&A to new levels of revenue growth and shareholder returns over the next decade.  One of the strengths that Cynthia brings to our organization is a strong background in our traditional core markets, as well as solid experience in our new and emerging markets. The Board also wants to acknowledge the vast contributions made by Cathy and her management team, as we believe the company is currently well positioned for growth which will generate value for our stockholders; the Board is particularly appreciative of her willingness to actively participate in the transition of leadership to Cynthia.”

“Dwight Hanger will be a tremendous asset for Cynthia as the newly elected Chairman of the Board,” Mr. Myers continued.  “His background in both industry at McDonnell Douglas and as a successful consulting partner for 25 years at Capgemini Ernst & Young has provided Dwight with an in-depth, hands-on perspective on the requirements of clients across a broad range of industries, including several that are promising new prospects for SM&A.  Dwight has consulted with government agencies and companies focused on manufacturing, distribution, healthcare and retail.  His areas of expertise include strategic planning, IT strategy, operations, systems integration, and supply chain management, among others.  Dwight and Cynthia will make a strong team to lead the Company forward.”

 “Steve Myers pioneered the concept of competition management services and created an industry of which SM&A has been the market leader for 25 years,” said Mr. Hanger.  “He has created a legacy within the Aerospace and Defense industry that is now being replicated in other target markets by the SM&A team.  The entire Board joins me in expressing our deep appreciation for Steve’s vast contributions to the Company. The board is confident that Cynthia Davis-Sailar is a strong leader who will provide credible continuity with our customer base and organization for the future, and we look forward to working with her.”

Ms. Davis-Sailar brings more than 20 years of experience with SM&A’s core Aerospace & Defense markets as well as in a number of diverse industries.  She joins the Company from Lockheed Martin where she has served in a variety of senior management positions since 2001.  She was most recently the general manager of a Lockheed Martin Missiles & Fire Controls business. In this role, Ms. Davis-Sailar was responsible for strategic planning, business development, R&D, manufacturing and P&L for the 650 person business unit providing precision guided weapons systems and mission critical sensors and controls to Federal and international customers.  In addition, at Lockheed Martin, Ms. Davis-Sailar served as vice president, Distribution Technologies for Lockheed Martin’s Systems Integration Division, a commercial mail automation and technology subsidiary.

Before joining Lockheed Martin, Ms. Davis-Sailar served as vice president of the Surface Mount and Systems Division of Universal Instruments Corporation, a hi-tech electronic assembly company, from 1999 to 2001. She held organizational and P&L responsibility for the $850 million business unit. From 1995 through 1999, she held various senior positions at Bausch & Lomb’s Eyewear Division. Ms. Davis-Sailar was a management consultant with Meritus Consulting Services from 1994 -1995, where she spearheaded long-term consulting projects for a big three automotive manufacturer.

Ms. Davis-Sailar began her career with General Electric, where she worked from 1984 through 1994 in a series of software engineering, manufacturing, operations and program management positions. She received her B.S. in Industrial Technology and Computer Science and M.S. in Advance Technology and Computer Science from the State University of New York at Binghamton.

“Over the years, I have been a repeat customer of a variety of SM&A services and have become quite familiar with the significant value-add the company provides,” said Ms. Davis-Sailar.  “The Company has built an enviable track record of serving the customer during all phases of the program and the team has made solid strides to build awareness of that value-add with both existing and targeted new customers.  I have been impressed with the progress made in the past year to build the Program Services business, diversify the customer base, and drive revenue and increase profitability.  I believe that our future holds enormous potential and I look forward to working with the strong team that Steve Myers and Cathy McCarthy have built to realize that potential,” said Ms. Davis-Sailar.

“Cynthia Davis-Sailar has demonstrated an impressive track record in strategic leadership and organization building and I believe she will be highly successful at our Company,” said Ms. McCarthy.  “She continues Steve Myers’ legacy of being a leader who is an expert in program management and proposal process.  Cynthia brings intimate knowledge of our customers’ needs, concerns and challenges to her new leadership role.  We believe this knowledge base will play a major role in helping our Aerospace and Defense customers continue to have the confidence to partner with SM&A on key strategic projects and her diverse industry background will help customers in our other industries recognize the value SM&A provides.”

“During the past year, our team has spent a great deal of time restructuring the organization to build consistent growth and improved profitability,” said Ms. McCarthy.   “The strong fourth quarter performance announced earlier this month and the momentum being generated in the first quarter, result from the plan our team began implementing last fall.  Our improving performance, combined with the new leadership Cynthia is bringing to SM&A, created an excellent opportunity for me to pursue some other career goals that have been on hold the past few years.  I look forward to working with Cynthia through the remainder of the year to ensure a smooth transition and believe that SM&A is positioned for an exceptional future under her direction,” Ms. McCarthy concluded.

Safe Harbor Statement

The statements in this news release that refer to executive start dates as well as general comments on the future financial potential for the Company are forward-looking statements that involve a number of risks and uncertainties. Any one or number of factors could cause actual results to differ materially from expectations, and could include: inability to start on the expected dates due to illness, injury or other change in personal situation, change of shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those expressed or implied. The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.

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